Exhibit 99.1

FEBRUARY 28, 2013

Contact:                                               Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS FOURTH-QUARTER AND FULL-YEAR 2012 RESULTS

DALLAS, February 28, 2013 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported results for the fourth-quarter and full-year 2012.

Fourth-Quarter 2012 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $51.7 million and distributable cash flow of $26.7 million for the fourth quarter of 2012, compared with adjusted EBITDA of $54.6 million and distributable cash flow of $31.7 million for the fourth quarter of 2011. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of these non-GAAP measures to net loss in the tables at the end of this news release.

The Partnership posted a net loss of $24.5 million for the fourth quarter of 2012 compared with a net loss of $1.4 million for the fourth quarter of 2011. The increase in the net loss for the fourth quarter of 2012 was primarily the result of increased depreciation and amortization expense.

“We successfully executed our business plan in 2012. We accomplished our three primary objectives by achieving solid financial performance, enhancing scale and diversification with the acquisition of the Ohio River Valley assets, beginning construction of the Cajun Sibon I project, announcing the Cajun Sibon II project and exiting 2012 with strong year-over-year increases in our distribution and dividend rates,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We have evolved into an integrated midstream energy solutions provider with $1 billion of major projects underway that will continue to increase our fee-based business and diversify our business across the natural gas, natural gas liquids and crude oil sectors. Looking ahead, I’m confident we have the right platform, the right opportunities and the right people to deliver growth and create value for our investors and customers.”

-more-

The Partnership’s fourth-quarter 2012 gross operating margin was $104.0 million, a $6.2 million increase over the fourth quarter of 2011. The improvement was primarily due to the Partnership’s July 2012 acquisition of assets in the Ohio River Valley, throughput on the Partnership’s Permian Basin systems, increased natural gas liquids (NGL) fractionation and marketing activity and growth in south Louisiana crude oil terminal activity. Gross operating margin is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” The Crosstex Energy, L.P. Summary Financial Data table of this news release may be used to reconcile this non-GAAP measure to operating income.

The Partnership reports results by operating segment principally based on regions served. Reportable segments consist of the natural gas gathering, processing and transmission operations in the Barnett Shale in north Texas and in the Permian Basin in west Texas (NTX); the pipelines and processing plants in Louisiana (LIG); the south Louisiana processing and NGL assets, including NGL fractionation and marketing activities (PNGL) and rail, truck, pipeline and barge facilities in the Ohio River Valley (ORV). Each business segment’s contribution to the fourth-quarter 2012 gross operating margin compared with the fourth-quarter 2011, and the factors affecting those contributions, are described below:

•                  The ORV segment contributed $13.4 million of gross operating margin during the fourth quarter of 2012. Gross operating margin for crude oil and condensate handling and brine handling and disposal were $8.7 million and $4.6 million, respectively.

•                  The PNGL segment’s gross operating margin of $20.2 million represents a decline of $2.4 million that was primarily the result of a weaker processing environment partially offset by increased NGL marketing and fractionation and crude oil terminal activity.

•                  The LIG segment contributed gross operating margin of $24.3 million, a decrease of $9.3 million. The decline was primarily the result of a weaker processing environment and the impact of the slurry-filled sinkhole which formed in August 2012 near Bayou Corne, Louisiana.

•                  The NTX segment’s gross operating margin rose $3.3 million to $46.1 million primarily due to the addition of gas processing facilities in the Permian Basin during the first quarter of 2012 and higher processing volumes in north Texas partially offset by greater losses on a certain long-term delivery contract.

The Partnership’s fourth-quarter 2012 operating expenses were $37.0 million, an increase of $6.3 million, or 21 percent, over the fourth quarter of 2011. This increase was primarily due to the addition of ORV operating costs. General and administrative expenses rose $2.2 million, or 15 percent, versus the fourth quarter of 2011 largely due to increased headcount and expenses related to the ORV acquisition and evaluation expenses related to other potential acquisitions. Depreciation and amortization expense for the fourth quarter of 2012 rose $20.0 million, or 62 percent, compared with the fourth quarter of 2011. The increase was primarily the result of accelerated depreciation and amortization related to the Sabine gas processing plant, depreciation and amortization of the ORV assets and depreciation on additions in the Permian Basin. Interest expense rose to $22.6 million for the fourth quarter of 2012 from $19.3 million for the fourth quarter of 2011 primarily as a result of interest on the 7.125% senior unsecured notes due 2022 which were issued in May 2012.

The net loss per limited partner common unit was $0.51 for the fourth quarter of 2012 compared with a net loss of $0.12 per limited partner common unit for the fourth quarter of 2011.

Full-Year 2012 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $214.1 million and distributable cash flow of $112.8 million for 2012 compared with adjusted EBITDA of $214.0 million and distributable cash flow of $121.3 million for 2011. The Partnership reported a net loss of $40.1 million for 2012, compared with a net loss of $2.3 million for 2011. The increase in net loss was primarily the result of increased depreciation and amortization expenses in 2012.

The Partnership’s 2012 gross operating margin increased to $393.8 million from $375.2 million for 2011.  The improvement was primarily due to the acquisition of the ORV assets in July 2012, the contribution of the Partnership’s Permian Basin assets that became operational during the first quarter of 2012, increased NGL fractionation and marketing activity and growth in south Louisiana crude oil terminal activity. Each business segment’s contribution to the 2012 increase and the factors affecting those contributions are described below:

•                  The ORV segment contributed $25.7 million of gross operating margin during the second half of 2012. Crude oil and condensate and brine handling and disposal gross operating margins were $17.2 million and $8.5 million, respectively.

•                  The PNGL segment contributed $74.0 million gross operating margin, a decline of $1.5 million, primarily due to the impact of a weaker processing environment partially offset by an increase in NGL marketing and fractionation activity.

•                  The LIG segment’s gross operating margin contribution of $108.7 million represents a decline of $21.1 million. The decline was primarily the result of a weaker processing environment and the impact of the slurry-filled sinkhole which formed in August 2012 near Bayou Corne, Louisiana.

•                  The NTX segment’s gross operating margin contribution was $185.4 million, an increase of $15.5 million. The increase was primarily due to a full year’s impact of the two gathering system expansion projects that were completed in 2011 and the addition of the gas processing facilities in the Permian Basin that commenced operations in 2012, partially offset by higher losses on a certain long-term delivery contract.

The Partnership’s operating expenses increased $19.1 million in 2012, or 17 percent, to $130.9 million primarily due to the addition of ORV operating costs.  General and administrative expenses in 2012 rose $8.5 million over 2011 largely due to higher professional fees and services costs related to the acquisition of the ORV assets and evaluation expenses related to other potential acquisitions.  Depreciation and amortization expense increased $36.9 million in 2012 compared with 2011 primarily due to accelerated depreciation and amortization related to the Sabine gas processing plant, depreciation and amortization on the ORV assets and depreciation on additions in the Permian. Interest expense increased to $86.5 million in 2012 from $79.2 million in 2011 primarily due to interest on the 7.125% senior unsecured notes due 2022 which were issued in May 2012.

The net loss per limited partner common unit was $1.01 in 2012 compared with a net loss of $0.38 per limited partner common unit in 2011.

Fourth-Quarter and Full-Year 2012 - Crosstex Energy, Inc. Financial Results

The Corporation reported a $5.7 million net loss for the fourth quarter of 2012 compared with a net loss of $1.8 million for the fourth quarter of 2011.  The net loss for 2012 was $12.5 million compared with a net loss of $6.0 million for 2011.

The Corporation had $2.8 million of cash on hand and no debt at the end of 2012.

Crosstex to Hold Earnings Conference Call on March 1, 2013

The Partnership and the Corporation will hold a conference call to discuss fourth-quarter and full-year 2012 financial results on Friday, March 1, 2013 at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 1-888-680-0893. Callers outside the United States should dial 1-617-213-4859. The passcode is 34047688 for all callers. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process? key=PA739HXYG. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access the live webcast of the call on the Investors page of Crosstex’s website at www.crosstexenergy.com.

After the conference call, a replay can be accessed until May 30, 2013, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay.  The passcode for all callers listening to the replay is 45687967. Interested parties also can visit the Investors page of Crosstex’s website to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine water disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns combined general and limited partner interests of approximately 19 percent and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as gross operating margin, adjusted EBITDA and distributable cash flow. Gross operating margin is defined as revenue minus the cost of purchased gas and NGL. Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense, impairments, stock-based compensation, loss on extinguishment of debt, (gain) loss on noncash derivatives, transaction costs associated with successful transactions, non-controlling interest and certain severance and exit expenses, and accrued expense of a legal judgment under appeal, less gain on sale of property and equity in the earnings of a limited liability company. Distributable cash flow is defined as earnings before certain noncash charges and the gain on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. A reconciliation of these measures to net loss is included among the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines and future estimates and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas, NGL, condensate and crude oil; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding, which would impair its ability to grow; (4) the Partnership and the Corporation do not have diversified assets; (5) the Partnership may not be successful in balancing its purchases and sales; (6) drilling levels may decrease due to deterioration in the credit and commodity markets; (7) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (8) the amount of natural gas, NGL, condensate and crude oil  transported may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (9) the level of the Partnership’s processing, fractionation, crude oil handling and brine disposal operations may decline for similar reasons; (10) major project construction delays beyond the control of the Partnership; (11) operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of the Partnership’s assets are located in southern Louisiana; (12) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; and (13) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2011, the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2012 when they are available, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(Tables follow)

CROSSTEX ENERGY, L.P.

Summary Financial Data

(All amounts in thousands except per unit numbers)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
	Unaudited
Midstream revenues	$525,980	$480,939	$1,655,851	$2,013,942
Purchased gas, NGL and crude oil	422,023	383,127	1,262,093	1,638,777
Gross operating margin	103,957	97,812	393,758	375,165

Operating costs and expenses:
Operating expenses	36,954	30,695	130,882	111,778
General and administrative	16,910	14,690	61,308	52,801
(Gain) loss on sale of property	53	(53)	(342)	264
Loss on derivatives	2,983	2,256	1,006	7,776
Depreciation and amortization	52,120	32,084	162,226	125,284
Total operating costs and expenses	109,020	79,672	355,080	297,903

Operating income (loss)	(5,063)	18,140	38,678	77,262

Interest expense, net of interest income	(22,589)	(19,282)	(86,521)	(79,233)
Equity in earnings of limited liability company	1,740	—	3,250	—
Other income	589	50	5,053	707
Total other expense	(20,260)	(19,232)	(78,218)	(78,526)
Loss before non-controlling interest and income taxes	(25,323)	(1,092)	(39,540)	(1,264)
Income tax provision	782	(228)	(725)	(1,126)
Net loss	$(24,541)	$(1,320)	$(40,265)	$(2,390)
Less: Net income (loss) attributable to the non-controlling interest	—	81	(163)	(48)
Net loss attributable to Crosstex Energy, L.P.	$(24,541)	$(1,401)	$(40,102)	$(2,342)
Preferred interest in net income attributable to Crosstex Energy, L.P.	$5,433	$4,706	$20,779	$18,088
General partner interest in net loss	$(114)	$(23)	$(534)	$(732)
Limited partners’ interest in net loss	$(29,860)	$(6,084)	$(60,347)	$(19,698)

Net loss per limited partners’ unit:
Basic and diluted common unit	$(0.51)	$(0.12)	$(1.01)	$(0.38)
Weighted average limited partners’ units outstanding:
Basic and diluted common units	65,300	50,672	58,935	50,590

CROSSTEX ENERGY, L.P.

Reconciliation of Net Loss to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except ratios and per unit amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net loss attributable to Crosstex Energy, L.P.	$(24,541)	$(1,401)	$(40,102)	$(2,342)
Depreciation and amortization	52,120	32,084	162,226	125,284
Stock-based compensation	1,710	1,803	9,207	7,308
Interest expense, net	22,589	19,282	86,521	79,233
(Gain) loss on sale of property	53	(53)	(342)	264
Noncash derivatives, taxes and other (1) (2)	(243)	2,930	(3,421)	4,281
Adjusted EBITDA	51,688	54,645	214,089	214,028

Interest expense	(22,267)	(19,344)	(86,244)	(78,156)
Cash taxes and other cash expenses	141	(510)	(1,373)	(1,964)
Maintenance capital expenditures	(2,845)	(3,138)	(13,645)	(12,597)
Distributable cash flow	$26,717	$31,653	$112,827	$121,311
Cash distribution declared	$27,805	$22,462	$102,036	$85,343
Distribution coverage	0.96x	1.41x	1.11x	1.42x

Distributions declared per limited partner unit	$0.33	$0.32	$1.32	$1.23
Distributions declared per preferred unit	$0.33	$0.32	$1.32	$1.23

(1)         Includes $0.3 million and $2.8 million of transaction expenses related to successfully transacted acquisition projects for the three months and year ended December 31, 2012, respectively, and $0.4 million of transaction expenses related to successfully transacted growth projects for the year ended December 31, 2011.

(2)         Includes $2.0 million of non-cash, non-recurring expenses related to a legal judgment under appeal for the three months and year ended December 31, 2011.

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Pipeline Throughput (MMBtu/d)
LIG	690,000	919,000	783,000	912,000
NTX - Gathering	773,000	782,000	810,000	773,000
NTX - Transmission	342,000	354,000	350,000	352,000
Total Gathering and Transmission Volume	1,805,000	2,055,000	1,943,000	2,037,000

Natural Gas Processed (MMBtu/d)
PNGL	659,000	811,000	738,000	829,000
LIG	269,000	259,000	248,000	247,000
NTX	398,000	252,000	364,000	249,000
Total Gas Volumes Processed	1,326,000	1,322,000	1,350,000	1,325,000

Crude Oil Handling (Bbls/d) (1)	11,500	—	11,800	—
Brine Disposal (Bbls/d)	8,000	—	7,800	—

NGL Fractionated (Gal/d)	1,584,000	1,172,000	1,359,000	1,109,000

Realized weighted average
Natural Gas Liquids price ($/gallon) (2)	1.02	1.37	1.07	1.31
Actual weighted average
Natural Gas Liquids-to-Gas price ratio	309%	432%	383%	358%

North Texas Gathering (3)
Wells connected	17	30	118	124

(1)         Crude oil handling includes barrels handled by the ORV and PNGL segments during the three months and year ended December 31, 2012.

(2)         Ethane represents 34 percent and 38 percent of NGL gallons sold at realized prices of $0.29/gal and $0.40/gal for the three months and year ended December 31, 2012, respectively.

(3)         North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point connections where Crosstex connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Summary Financial Data

(All amounts in thousands except per unit numbers)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)

Midstream revenues	$525,980	$480,939	$1,655,851	$2,013,942
Purchased gas and NGL	422,023	383,127	1,262,093	1,638,777

Gross operating margin	103,957	97,812	393,758	375,165

Operating costs and expenses:
Operating expenses	36,954	30,695	130,882	111,778
General and administrative	18,354	15,433	65,083	55,516
(Gain) loss on sale of property	53	(53)	(342)	264
Loss on derivatives	2,983	2,256	1,006	7,776
Depreciation and amortization	52,138	32,101	162,300	125,358
Total operating costs and expenses	110,482	80,432	358,929	300,692

Operating income (loss)	(6,525)	17,380	34,829	74,473

Other income (expense):
Interest expense, net of interest income	(22,588)	(19,281)	(86,515)	(79,227)
Equity in earnings of limited liability company	1,740	—	3,250	—
Other income	590	51	5,054	707
Total other income (expense)	(20,258)	(19,230)	(78,211)	(78,520)
Loss before non-controlling interest and income taxes	(26,783)	(1,850)	(43,382)	(4,047)
Income tax benefit	4,030	714	6,642	2,768
Net loss	(22,753)	(1,136)	(36,740)	(1,279)
Less: Net income (loss) attributable to the non-controlling interest	(17,083)	674	(24,259)	4,728
Net loss attributable to Crosstex Energy, Inc.	$(5,670)	$(1,810)	$(12,481)	$(6,007)
Net loss per common share:
Basic and diluted	$(0.12)	$(0.03)	$(0.26)	$(0.12)
Weighted average shares outstanding:
Basic and diluted	47,414	47,194	47,384	47,150

CROSSTEX ENERGY, INC.

Calculation of Cash Available for Dividends

(All amounts in thousands except per share amounts)

	Three Months Ended		Years Ended
	December 31		December 31
	2012	2011	2012	2011

Distributions declared by Crosstex Energy, L.P. associated with:
General Partner Interest	$427	$428	$1,796	$1,641
Incentive Distribution Rights	1,215	793	4,391	2,424
L.P. Units owned	5,417	5,253	21,668	20,190
Total share of distributions declared	$7,059	$6,474	$27,855	$24,255
Other non-partnership uses:
General and administrative expenses	(1,938)	(500)	(3,732)	(1,937)
Cash reserved *	(512)	(597)	(2,412)	(2,232)
Cash available for dividends	$4,609	$5,377	$21,711	$20,086
Dividend declared per share	$0.12	$0.11	$0.48	$0.40

*                 Cash reserved represents a holdback of cash by the Corporation to cover tax payments, equity matching investments in the Partnership and other miscellaneous cash expenditures. The amount is currently estimated at 10 percent of the Corporation’s share of Partnership distributions declared, net of non-partnership general and administrative expenses.